EMPLOYMENT AGREEMENT dated as of January 1, 2003 between HENRY SCHEIN, INC., a Delaware corporation (the "Company"), and STANLEY M. BERGMAN ("Bergman").

          Bergman is currently Chairman of the Board, Chief Executive Officer and President of the Company. The Company recognizes that Bergman has made substantial contributions to the success of the Company over a long period of time and desires to assure the Company of Bergman's continued service. Bergman desires to continue to perform services for the Company.

          In consideration of the agreements herein after set forth, the Company and Bergman agree as follows:

     1.   EMPLOYMENT

          1.1 CAPACITY; DUTIES. The Company hereby employs Bergman as the Company's Chairman of the Board, President and Chief Executive Officer. Bergman shall have general supervision over the business and affairs of the Company and its subsidiaries, shall report and be responsible only to, and subject to the supervision of, the Board of Directors of the Company, and shall have powers and authority superior to those of any other officer or employee of the Company or any of its subsidiaries. The Board of Directors may with Bergman's consent, which consent may be withheld in his reasonable discretion, confer the title of President upon another person without any diminution in the compensation or benefits payable to Bergman hereunder. Subject to Section 6(b) hereof, Bergman may serve on the board of directors of any other corporation, or may be involved in civic or charitable activities and may manage his personal investments, so long as such service does not interfere with his duties to the Company or its subsidiaries and such other corporation is not a supplier or customer of the Company and does not engage in any business that is competitive with the business of the Company. Bergman accepts the employment described herein and agrees to devote his full business time and effort thereto, and to perform those duties normally attributable to the positions for which he is employed hereunder.

          1.2 EMPLOYMENT PERIOD. Bergman's employment shall be for the period (the "Employment Period") commencing on January 1, 2003, and ending on the earlier of (i) December 31, 2005, as such date may be extended as provided below, or (ii) the date on which Bergman's employment is terminated earlier pursuant to Section 4 hereof. The Employment Period may be extended by the Company from time to time for successive one-year periods by giving Bergman notice (an "Extension Notice") thereof at least six months but not more than twelve months prior to the date that the then applicable Employment Period is to expire. Notwithstanding the preceding sentence the Employment Period shall not be extended if Bergman, within 90 days after any Extension Notice is given, advises the Company that he chooses not to extend the Employment Period. The date on which the Employment Period is scheduled to expire pursuant to whichever shall be the later of clause (i) above or the extended date as provided above is hereinafter referred to as the "Employment Expiration Date."

     2.   COMPENSATION

          2.1 BASE SALARY. During the Employment Period, as compensation for Bergman's employment hereunder, Bergman shall receive a base salary at the rate of $800,000 per annum, commencing on January 1, 2003, payable in accordance with the Company's normal payroll practices for its senior executive officers from time to time in effect. The base salary may be increased by such amounts and at such times as shall be determined by the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee") from time to time, in its sole discretion. (The base salary, as it may be increased from time to time, is hereinafter referred to as the "Base Salary.")

          2.2 INCENTIVE COMPENSATION. During the Employment Period, Bergman shall be eligible to receive, in addition to his Base Salary, incentive compensation (the "Incentive Compensation") as follows: With respect to each year during the Employment Period, the Board of Directors or the Compensation Committee shall, after consultation with Bergman, establish a maximum annual Incentive Compensation opportunity for Bergman, to be expressed as a percentage of the Base Salary for such year, and performance criteria consistent with such performance-based criteria as are applicable to other Company senior management. All Incentive Compensation shall be payable within five business days of the determination of such Incentive Compensation.

          2.3 ADDITIONAL COMPENSATION. Nothing contained herein shall limit or otherwise restrict the Board of Directors of the Company from granting to Bergman at any time and from time to time such additional compensation as may be recommended from time to time by the Compensation Committee.

          2.4 EXPENSES. The Company shall promptly reimburse Bergman for all expenses reasonably incurred by him in the performance of his duties under this Agreement in accordance with the Company's general policies and practices for senior executive officers in effect from time to time.

     3.   BENEFITS

          3.1 BENEFITS. During the Employment Period, Bergman shall be entitled to participate in all benefit, welfare, perquisite, equity and other similar plans, policies and programs, in accordance with the terms thereof, as are generally provided from time to time by the Company for its senior management employees and for which Bergman is eligible. Unless the Employment Period shall have been terminated for Cause (as defined in Section 4.3 hereof) or Bergman terminates his employment pursuant to Section 4.1(c)(ii), during the period commencing immediately after the Employment Period and continuing (x) as to Bergman, for the life of Bergman, (y) as to Bergman's spouse, for the life of his spouse and (z) as to his children, until the earlier to occur of (A) such child attaining the age of 28 or (B) such child completes his graduate studies (collectively, his "Family") the Company shall continue the participation of Bergman and his Family in all health and medical benefit plans, policies and programs in effect from time to time with respect to the senior executive officers of the Company and their families generally (at the same levels and at the same cost, if any, as provided to the senior executive officers of the Company generally). Notwithstanding the foregoing, if Bergman's or his Family's continued participation thereunder is not possible under the general terms and provisions thereof, the Company shall provide such benefits at such levels to Bergman and/or his Family either by obtaining other insurance or by self-insuring such amounts, net of any reimbursement any of them shall receive with respect to health and medical costs from insurance other than pursuant to this Section 3.1; PROVIDED, HOWEVER, that prior to receiving benefits hereunder from the Company, Bergman and/or his Family shall first endeavor to obtain reimbursement with respect to health and medical costs from other insurance Bergman and/or his Family may own, if any, or from another employer or another employer's insurance plans, if any, provided that such reimbursement can be obtained without unreasonable effort or expense on the part of Bergman or his Family.

          3.2 VACATION. During each calendar year during the Employment Period, Bergman shall be entitled to four (4) weeks of vacation and such other number of personal days generally afforded to senior executives of the Company.

          3.3 AUTOMOBILE. During the Employment Period and, if Bergman's employment hereunder has been terminated by him pursuant to Section 4.1(c)(iii) hereof, for a period of three years thereafter, or if Bergman's employment hereunder has not been terminated by the Company for Cause (as defined in Section 4.3 hereof) or by Bergman pursuant to Section 4.1(c)(ii) or (iii) hereof, for a period of two years thereafter, the Company shall provide for Bergman's use an automobile of similar make and model to the automobile he currently drives or its substantial equivalent, and all ancillary equipment similar to that as he currently uses with his automobile, and shall pay the costs of fuel, maintenance, repairs and insurance. The Company shall provide Bergman (at Bergman's option) with the use of a new automobile every three years and shall continue to provide such ancillary equipment and pay all such costs during the Employment Period and, if applicable, the two-year or three-year period referred to above.

          3.4 CONVERSION OF BENEFITS. During the Employment Period, Bergman shall be entitled to the same conversion privileges (including but not limited to cash conversions) with regard to the Company's benefit plans, policies and programs in which Bergman is entitled to participate under Section 3.1 hereof as may be generally offered from time to time by the Company to its senior executive officers.

          3.5 GROSS-UP. To the extent that Bergman incurs any tax obligations as a result of the provisions of Section 3.3 hereof, the Company shall pay to Bergman or the applicable taxing authority on Bergman's behalf, no later than 30 days prior to the time the tax is due, an amount equal to the sum of such taxes and all taxes payable on account of payments made to Bergman under this Section 3.5.

     4.   TERMINATION

          4.1 TERMINATION OF EMPLOYMENT. Bergman's employment (and the Employment Period) shall terminate prior to the Employment Expiration Date upon the occurrence of any of the following events:

          (a)  upon Bergman's death or Bergman's Disability (pursuant to Section
4.2 hereof); or

          (b) (i) by the Company for Cause; or (ii) by action of the Board of Directors without Cause upon ninety (90) days' prior written notice to Bergman; or

          (c) by Bergman (i) following the occurrence of an event that constitutes Good Reason, as hereinafter provided, (ii) upon 180 days prior written notice to the Company, or (iii) upon 30 days prior written notice to the Company given at any time within one year following a Change in Control, as hereinafter defined.

          A "Change in Control" shall be deemed to occur upon any of the following: (A) acquisition by any one "person" (as such term is defined in ss.3(a)(9) of the Securities and Exchange Act of 1934, as amended, and used in ss. 13(d) and 14(d) thereof, including "group" as defined in ss.13(d) thereof) of 33% or more of the Company's voting shares without the prior express approval of the Company's Board of Directors; (B) acquisition by any one "person" (as referred to in the preceding sentence) of more than 50% of the Company's voting shares; (C) directors elected to the Board over any 24 month period not nominated by the Company's Executive Committee represent 30% or more of the total number of directors constituting the Board at the beginning of the period, (or such nomination results from an actual or threatened proxy contest); (D) any merger, consolidation or other corporate combination upon the completion of which the Company's shares do not represent more than 50% of the combined voting power of the resulting entity; and (E) upon the sale of all or substantially all of the consolidated assets of the Company, other than a distribution to shareholders.

          4.1A DEFINITIONS

          A "Good Reason" event shall have occurred upon the taking of any of the following actions, without Bergman's written consent; provided that a Good Reason event shall not be deemed to have occurred unless Bergman shall have given written notice to the Company specifying the Good Reason event within 90 days of the occurrence of such event:

          (a) a material reduction or material adverse change in Bergman's responsibilities, duties, positions or authority, as provided in the Agreement, including, the failure to appoint Bergman to, or to continue Bergman in, any position to which he is required to be appointed under this Agreement.

          (b) any failure by the Company to provide the compensation, or any failure by the Company to provide the material benefits, agreed to be provided under this Agreement; provided, however, that any reduction in benefits generally applicable to senior management employees shall not constitute Good Reason;

          (c) any change in location of the Company's principal executive offices outside of the New York metropolitan area (which shall consist solely of New York City, Long Island and any other location within 35 miles of the Company's current principal executive offices);

PROVIDED, HOWEVER, that (i) a "Good Reason" event will not include acts which are cured by the Company within 30 days from receipt by it of a written notice from Bergman identifying in reasonable detail the act or acts constituting "Good Reason," and (ii) if the Company has failed to cure as provided above, a "Good Reason" event will not exist unless Executive has thereafter given notice of termination for Good Reason within 30 days after the earlier of the expiration of the 30-day cure period or the Company's notice to Bergman that it will not cure such Good Reason event.

          4.2 DISABILITY. If, by reason of physical or mental disability, Bergman (i) is unable to carry out the material duties he has agreed to carry out under this Agreement for more than 180 days in any twelve-month period or
(ii) is expected to be unable to carry out his duties for such period as certified by a Licensed Physician ("Disability"), the Employment Period shall terminate hereunder. A "Licensed Physician" shall be any qualified physician licensed to practice medicine in the State of New York as shall be mutually agreed by the Company and Bergman (or his representatives), such approval not to be unreasonably withheld or delayed. Bergman shall submit to an examination by a physician for purposes of the preceding provisions upon the request of the Board of Directors. During any period of Disability prior to such termination, Bergman shall continue to receive all compensation and other benefits provided herein as if he had not been disabled at the time, in the amounts and in the manner provided herein, provided that the Company shall be entitled to a credit against such amounts with regard to the amount, if any, paid to Bergman for such period under any disability plan of the Company.

          4.3 CAUSE. For purposes of this Agreement, the term "Cause" shall be limited to (i) action or omission by Bergman involving willful malfeasance or willful misconduct having a material adverse effect on the Company (whether economically or as to reputation), (ii) Bergman being convicted of, or pleading NOLO CONTENDERE to, a felony (other than resulting from a traffic violation or like event) or being convicted of any other crime involving intentional dishonesty or fraud, (iii) any other action by Bergman constituting a material breach of this Agreement which is not cured within 30 days after notice from the Company thereof. In the case of (i) above, no act or omission by Executive shall be considered willful if it is done or omitted in good faith and with a reasonable belief that it was in the best interests of the Company. Termination by the Company for Cause pursuant to (i) or (iii) above will not be effective unless the Board of Directors has voted to terminate Bergman for Cause at a meeting of the Board called for such purpose after Bergman has been afforded at least three days notice of the meeting and an opportunity to be heard at a meeting of the Board; provided, however, that the Board may suspend Bergman with pay and benefits pending such Board meeting.

     5.   CONSEQUENCES OF TERMINATION

          5.1 DEATH. If Bergman's employment hereunder is terminated by reason of Bergman's death, the Company shall have no further obligation to Bergman under this Agreement except that Bergman's heirs or estate shall be paid those obligations accrued hereunder to the date of his death, consisting only of (a) Bergman's unpaid Base Salary to the extent unpaid through the date of termination, (b) any deferred compensation earned but not yet paid (together with any accrued earnings thereon), (c) the annual Incentive Compensation due to Bergman, if any, for the last full fiscal year of the Company ending prior to the date of termination (if not previously paid), (d) the product of (i) the annual Incentive Compensation paid or payable to Bergman for the last full fiscal year of the Company ending prior to the date of termination multiplied by (ii) a fraction, the numerator of which is the number of days in the current fiscal year during which Bergman was employed by the Company, and the denominator of which is 365, (e) any accrued and unpaid vacation pay, and (f) to the extent permitted under this Agreement, any other amounts or benefits owing to Bergman or his beneficiaries under the then applicable benefit plans, policies and programs of the Company. (All amounts determined pursuant to the provisions of in clauses (a) through (e) above are hereinafter referred to as "Accrued Obligations".) Unless otherwise previously directed by Bergman (or, in the case of any benefit plan qualified under Section 401(a) of the Internal Revenue Code, as amended (the "Code") (any such plan hereinafter referred to as a "Qualified Plan"), as may be required by such Qualified Plan), all Accrued Obligations shall be paid to Bergman's estate or designated beneficiaries, as the case may be, in a lump sum (to the extent such obligations are able to be paid, under the terms of the plan for which such obligation arose, in a lump sum) in cash within 30 days after the date of Bergman's death, and, otherwise, in accordance with the terms of the applicable plan or applicable law. Nothing in this Section 5.1 shall be deemed to limit or expand in any way the right of Bergman's family to receive the applicable benefits referred to in Section 3.1 hereof.

          5.2  [Intentionally Omitted]

          5.3 COMPANY TERMINATION FOR CAUSE OR RESIGNATION OTHER THAN FOR GOOD REASON. If Bergman's employment hereunder is terminated by the Company for Cause or by Bergman pursuant to Section 4.1(c)(ii) above, or by Bergman by non-renewal pursuant to Section 1.2 (a) or (b), the Company shall have no further obligation to Bergman under this Agreement, except that, unless otherwise directed by Bergman (or in the case of any Qualified Plan, as may be required by such plan) Bergman shall be paid all Accrued Obligations to the date of termination (other than the obligation specified in clauses (c) and (d) of Section 5.1 hereof), in a lump sum (to the extent such obligations are able to be paid, under the terms of the plan for which such obligation arose, in a lump sum) in cash within 30 days after the date of termination, and, otherwise, in accordance with the terms of the applicable plan or applicable law.

          5.4 COMPANY TERMINATION WITHOUT CAUSE OR DUE TO DISABILITY; RESIGNATION FOLLOWING GOOD REASON; NON-RENEWAL. If Bergman's employment hereunder is terminated pursuant to Section 4.2 hereof or by the Company without Cause or by Bergman pursuant to Section 4.1(c)(i) above or the Company at any time chooses not to extend or not to continue to extend the Employment Period, the Company shall have no further obligation to Bergman under this Agreement except that:

          (a) Unless otherwise directed by Bergman (or, in the case of any Qualified Plan, as may be required by such plan), Bergman shall be paid all Accrued Obligations to the date of termination in a lump sum (to the extent such obligations are able to be paid, under the terms of the plan for which such obligation arose, in a lump sum) in cash within thirty (30) business days after the date of termination, and, otherwise, in accordance with the terms of the applicable plan or applicable law.

          (b) Unless otherwise directed by Bergman, Bergman shall be paid, as severance pay, within thirty (30) business days after the date of termination:

               (i) in a lump sum in cash an amount equal to 200% of Bergman's then annual Base Salary plus in a lump sum in cash an amount equal to 200% of Bergman's average annual Incentive Compensation paid or payable with respect to the immediately preceding three fiscal years of the Company ending prior to the date of termination; and

               (ii) with respect to each pension plan, as such term is defined in ERISA Section 3(2)(A), of the Company (or its subsidiaries) in which Bergman participated or had a benefit under at the date of termination, a cash payment equal to the value (to be determined as indicated below) of the excess of (A) the fully vested value of the benefit to him under such plan, assuming additional credit for service for all purposes under such plan for the period from the date of termination through the Employment Expiration Date (the "Remaining Term"), continuation of Bergman's Base Salary for the Remaining Term, and that there are no earnings on plan funds in defined contribution type plans for any period after the date of termination, over (B) Bergman's vested accrued benefits pursuant to the provisions of each respective plan on the date of termination. (For purposes of this Section 5.4(b)(ii), the value of the excess shall be calculated using a discount rate equal to the applicable Federal Rate (as defined in Code Section 1274) in effect on the date of termination of employment and no other actuarial assumptions).

          (c) To the extent permitted or not prohibited by any pension plan, as such term is defined in ERISA Section 3(2)(A), of the Company (or its subsidiaries) in which Bergman is permitted to participate hereunder or by applicable law, after the date of termination, the Company shall make immediately available to Bergman, in a lump sum (to the extent such obligation is able to be paid in a lump sum under the terms of the plan for which such obligation arose), all vested amounts under any such plan.

          (d) Nothing in this Section 5.4 shall be deemed to limit or expand in any way Bergman's or his Family's rights to receive the applicable benefits referred to in Section 3.1 hereof.

          (e) With respect to an amount due to the Executive pursuant to Section 5.4(b)(i) hereof, the Company shall be entitled to a credit against such amount with regard to the amount, if any, payable to Bergman for such period under any disability plan of the Company.

          5.5 TERMINATION FOLLOWING A CHANGE IN CONTROL. If Bergman's employment is terminated by Bergman pursuant to Section 4.1(c)(iii) above, the Company shall have no further obligation to Bergman under this Agreement except that:

          (a) Unless otherwise directed by Bergman (or, in the case of any Qualified Plan, as may be required by such plan), Bergman shall be paid all Accrued Obligations to the date of termination in a lump sum (to the extent such obligations are able to be paid, under the terms of the plan for which such obligation arose, in a lump sum) in cash within thirty (30) business days after the date of termination, and, otherwise, in accordance with the terms of the applicable plan or applicable law.

          (b) Unless otherwise directed by Bergman, Bergman shall be paid, as severance pay, within thirty (30) business days after the date of termination:

               (i) in a lump sum in cash an amount equal to 300% of Bergman's then annual Base Salary plus, in a lump sum in cash an amount equal to 300% of Bergman's annual Incentive Compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher; and

               (ii) with respect to each pension plan, as such term is defined in ERISA Section 3(2)(A), of the Company (or its subsidiaries) in which Bergman participated or had a benefit under at the date of termination, a cash payment equal to the value (to be determined as indicated below) of the excess of (A) the fully vested value of the benefit to him under such plan, assuming additional credit for service for all purposes under such plan for the period from the date of termination through the Employment Expiration Date (the "Remaining Term"), continuation of Bergman's Base Salary for the Remaining Term, and that there are no earnings on plan funds in defined contribution type plans for any period after the date of termination, over (B) Bergman's vested accrued benefits pursuant to the provisions of each respective plan on the date of termination. (For purposes of this Section 5.5(b)(ii), the value of the excess shall be calculated using a discount rate equal to the applicable Federal Rate (as defined in Code Section 1274) in effect on the date of termination of employment and no other actuarial assumptions).

          (c) To the extent permitted or not prohibited by any pension plan, as such term is defined in ERISA Section 3(2)(A), of the Company (or its subsidiaries) in which Bergman is permitted to participate hereunder or by applicable law, after the date of termination, the Company shall make immediately available to Bergman, in a lump sum (to the extent such obligation is able to be paid in a lump sum under the terms of the plan for which such obligation arose), all vested amounts under any such plan.

          (d) Nothing in this Section 5.5 shall be deemed to limit or expand in any way Bergman's or his Family's rights to receive the applicable benefits referred to in Section 3.1 hereof.

          (e) In the event that Bergman shall become entitled to the payments and/or benefits provided by this Section 5.5 or any other amounts (whether pursuant to the terms of this Agreement, including Section 5.4 hereof, or any other plan, arrangement or agreement with the Company) (collectively the "Company Payments") and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to Bergman at the time specified below, an additional amount (the "Gross-up Payment") such that the net amount retained by Bergman, after deduction of any Excise Tax on the Company Payments and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this Section 5.5(e), but before deduction for any federal, state or local income tax on the Company Payments, shall be equal to the Company Payments.

          (f) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the written opinion (at the substantial authority level) of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code
Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

          (g) For purposes of determining the amount of the Gross-up Payment, Bergman shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Bergman's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, after taking into account the limitation on the deductibility of itemized deductions, including such state and local taxes, under Section 68 of the Code. In the event that the Excise Tax is subsequently determined finally by the Internal Revenue Service to be less than the amount taken into account thereunder at the time the Gross-up Payment is made, Bergman shall pay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being paid by the Executive if, and to the extent, such payment results in a reduction in Excise Tax or a federal and state and local income tax deduction), plus interest on the amount of such payment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be paid to the Company has been paid to any federal, state or local tax authority, payment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Bergman and, interest payable to the Company shall not exceed the interest received or credited to Bergman by such tax authority for the period it held such portion. Bergman and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Bergman's good faith claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined, or earlier if as a result thereof, Bergman would be subject to the entry of a judgment against him or other action by the Internal Revenue Service to enforce such assessment (other than the accrual of interest and penalties which are included in the calculation of the Gross-up Payment to be made by the Company).

          (h) The Gross-up Payment or portion thereof provided for in Section 5.5(f) hereof shall be paid not later than the thirtieth day following an event occurring which subjects the Executive to the Excise Tax; PROVIDED, HOWEVER, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Bergman on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Code Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 5.5(f) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be payable to the Company on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          5.6 OFFICE SUPPORT. For two years following termination of Bergman's employment by the Company without Cause or by Bergman pursuant to Section 4.1(c)(i) above, or due to the Company choosing not to extend the Employment Period, and for three years following termination of Bergman's employment by Bergman pursuant to Section 4.1(c)(iii) above, the Company shall, at its cost, provide Bergman an office comparable to that used by him prior to termination and related office support, including making available the services of one executive assistant.

          5.7 VESTING OF OPTIONS, ETC. Notwithstanding anything to the contrary in any other agreement between the Company and Bergman, upon the occurrence of a Change in Control any and all options held by Bergman (or his assignees, if assignment is permissible) to purchase Company capital stock, to the extent not theretofore vested, shall be fully vested and, with respect to any and all shares of stock theretofore issued to Bergman bearing restrictions on transfer imposed by the Company, such restrictions shall thereupon lapse.

     6.   CONFIDENTIAL INFORMATION, NON-COMPETITION, ETC.

          (a) (i) Both during and after the Employment Period, Bergman shall hold in a fiduciary capacity for the benefit of the Company and shall not, without the prior written consent of the Company, communicate or divulge (other than in the regular course of the Company's business), to anyone other than the Company, its subsidiaries and those designated by it, any confidential or proprietary information, knowledge or data relating to the Company or any of its subsidiaries, or to any of their respective businesses, obtained by Bergman before or during the Employment Period except to the extent (A) disclosure is made during the Employment Period by Bergman in the course of his duties hereunder and Bergman reasonably determines in good faith that it is in the best interest of the Company to do so, (B) Bergman is compelled pursuant to an order of a court or other body having jurisdiction over such matter to do so (in which case the Company shall be given prompt written notice of such intention to divulge not less than five days prior to such disclosure or such shorter period as the circumstances may reasonably require) or (C) such information, knowledge or data is or becomes public knowledge or is or becomes generally known within the Company's industry other than through improper disclosure by Bergman.

               (ii) Bergman acknowledges and agrees that the whole interest in any invention, improvement, confidential information, copyright, design, plan, drawing or data, including all worldwide rights to copyrights or any other intellectual property rights (collectively, the "Rights") arising out of or resulting from Bergman's performance of his duties during the Employment Period shall be the sole and exclusive property of the Company. Bergman undertakes (at the expense of the Company) to execute any document or do any reasonably necessary act to enable the Company to obtain or to assist the Company in obtaining any Rights. Bergman hereby irrevocably appoints the Company to be his attorney-in-fact to execute in his name and on his behalf any instrument required and take any actions reasonably necessary for the purpose of giving to the Company the full benefit of the provisions of this subsection; PROVIDED, HOWEVER, that the Company shall notify Bergman prior to executing any such instruments or taking any such actions.

          (b) Bergman will not (other than on behalf of the Company) directly or indirectly during the Employment Period and for one (1) year thereafter if Bergman's termination is due to a termination by the Company without Cause, by Bergman pursuant to Section 4.1(c)(i) or (iii) or because of Bergman's Disability (which term may be extended for an additional year at the Company's option; PROVIDED, HOWEVER, that upon making such election which shall be made no less than 180 days prior to the expiration of such term, the Company shall pay Bergman 100% of his Base Salary at the rate being paid on the date of such termination), or until the later of (A) the second anniversary of the expiration of the Employment Period and (B) the Employment Expiration Date if such termination is due to a termination by the Company for Cause or by Bergman pursuant to Section 4.1(c)(ii), as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one
(1) percent of the total outstanding stock of a publicly held company other than Schein Pharmaceutical, Inc., (x) engage in any activity competitive with a material segment of the business of the Company, or (y) recruit, solicit or induce any employee or employees of the Company (other than his personal administrative assistant) to terminate their employment with, or otherwise cease their relationship with, the Company.

          (c) If any restriction set forth in Section 6(b) hereof is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (d) The restrictions contained in Sections 6(a) and (b) hereof are necessary for the protection of the business and goodwill of the Company and are considered by Bergman to be reasonable to such purpose. Bergman acknowledges and agrees that money damages would not adequately compensate the Company for any breach of Sections 6(a) or 6(b) hereof and will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

     7.   INTO MITIGATION; NO SET-OFF

          The Company agrees that if Bergman's employment with the Company is terminated prior to the Employment Expiration Date for any reason whatsoever, Bergman is not required to seek other employment or to attempt in any way to reduce any amounts payable to Bergman by the Company pursuant to this Agreement. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Bergman as the result of employment by another employer or otherwise; and the amount of any benefit (other than the health and medical benefits provided for in Section 3.1 hereof) provided for in this Agreement shall not be reduced by any benefit provided to Bergman as the result of employment by another employer or otherwise. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, or other similar right which the Company may have against Bergman.

     8.   LEGAL FEES

          If Bergman seeks to collect or negotiates and reaches a settlement for any part or all of the payments provided for hereunder (or otherwise successfully enforces the terms of this Agreement) by or through a lawyer, the Company shall advance all reasonable costs of such collection or enforcement, including reasonable legal fees and disbursements and other fees and expenses which Bergman may incur, promptly after submission of documentation reasonably acceptable to the Company in respect of such costs and expenses. All amounts paid by the Company shall promptly be refunded to the Company if and when a court of competent jurisdiction finds that the Company is entitled to have such sums refunded or if a settlement is reached which is insubstantial compared to the damages that were requested. The Company shall pay or reimburse Bergman for all reasonable legal fees (not in excess of $7,500) incurred by him in connection with the negotiation and execution of this Agreement.

     9.   SUCCESSORS; BINDING AGREEMENT

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place, provided that Bergman need only be one of the senior executive officers with the authority, powers and responsibilities set forth in Section 1.1 hereof with respect to the subsidiary or subdivision which operates the business of the Company as it exists on the date of such business combination. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such transaction shall be a breach of this Agreement and, if such breach is not cured by the Company within 30 days after written notice from Bergman specifying the default, shall entitle Bergman to compensation and benefits from the Company in the same amount and on the same terms to which Bergman would be entitled hereunder if the Company terminated his employment without Cause, except that for purposes of implementing the foregoing, the date on which any such transaction becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) The Company may not assign this Agreement except in connection with, and to the acquiror of, all or substantially all of the business or assets of the Company, provided such acquiror expressly assumes and agrees in writing to perform this Agreement as provided in Section 9(a) hereof.

          (c) This Agreement shall inure to the benefit of and be enforceable by Bergman and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees; PROVIDED, HOWEVER, that this Agreement may not be assigned by Bergman.

          (d) The parties agree that Bergman's family members are the intended third party beneficiaries of the provisions of Section 3.1 and Article 5 (only to the extent that the events described therein would cause Bergman's family members to be entitled to the benefit of rights granted to them under Section 3.1) to the extent that benefits are expressly granted to them in such sections, with the right to enforce such provisions as fully as if they were parties to this Agreement.

     10.  MISCELLANEOUS

          (a) Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly made, given or received when hand-delivered, one (1) business day after being transmitted by telecopier (confirmed by mail) or sent by overnight courier against receipt, or five (5) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the party to whom such communication is given at the address set forth below, which address may be changed by notice given in accordance with this Section:

          If to the Company:

               Henry Schein, Inc.
               135 Duryea Road
               Melville, New York 11747
               Attention: Corporate Secretary

          If to Bergman:

               Stanley M. Bergman
               c/o Henry Schein, Inc.
               135 Duryea Road
               Melville, New York 11747

          (b) If any provision of this Agreement shall be held by court of competent jurisdiction to be illegal, invalid or unenforceable, including, without limitation, under any provision of the Sarbanes-Oxley Act of 2002, as amended from time to time, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

          (c) No provision of this Agreement may be modified, waived or discharged except by a waiver, modification or discharge in writing signed by Bergman and such officer as may be designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

          (d) This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Bergman with respect to the subject matter hereof, including, without limitation, as of the effective date of this Agreement, that certain employment agreement dated as of January l, 2000 and any letters with respect thereto.

          (e) This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

          (f) The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

          (g) The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument.

                     [END OF TEXT - SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

                                           HENRY SCHEIN, INC.

                                           By:   /S/ Steven Paladino
                                               -----------------------------
                                                 Authorized Officer


                                                 /S/ Stanley Bergman
                                               -----------------------------
                                                 STANLEY M. BERGMAN